EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1988 Employee Stock Purchase Plan and 2002 Stock Plan of Trimble Navigation Limited of our reports dated March 8, 2006, with respect to the consolidated financial statements and schedules of Trimble Navigation Limited included in its Annual Report (Form 10-K) for the year ended December 30, 2005, Trimble Navigation Limited management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Trimble Navigation Limited, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California
November 3, 2006